Exhibit 10.4

HECTOR COMMUNICATIONS CORPORATION

CHANGE OF CONTROL AGREEMENT

This Agreement is made as of the         day of                  , 2006 between Hector Communications Corporation, a Minnesota corporation (the “Company”) and                                                 (“Employee”).

WHEREAS, from time to time the Company is faced with the possibility of a Change of Control (as defined herein), and the Board of Directors of the Company (the “Board”) recognizes that both the possibility and the occurrence of a Change in Control can distract the Employee from performing his or her duties and can cause the Employee to consider alternative employment opportunities.

WHEREAS, the Board believes it is in the best interests of the Company to provide the Employee with incentives to continue his or her employment and to further motivate the Employee to faithfully perform his or her duties on behalf of the Company notwithstanding the possibility, threat or occurrence of a Change of Control.

NOW THEREFORE, in consideration of the foregoing and the provisions of this Agreement, the parties hereto agree as follows:

1.                                       Definitions. For purposes of this Agreement, in addition to other capitalized terms defined in Schedule A, the following capitalized terms have the following meanings:

“Change of Control” shall mean (i) the closing of the sale of all or substantially all of the assets of the Company; (ii) the closing of a merger, reorganization or other corporate transaction that results in the stockholders of the Company immediately prior to such transaction owning less than 50% of the combined voting power of the Company’s capital stock immediately following such transaction; and (iii) other events described to in the definition of Change of Control in Schedule A hereto.

“Change of Control Date” shall mean the date on which a Change of Control occurs.

“Retention Amount” shall mean $                    .

“Severance Amount” shall mean $                    .

“COBRA Cost Supplement Payment” shall mean $                    .

2.                                       Payment of Retention Amount.

(a)                                  Subject to the provisions of Section 4 below, Employee will be paid one-third of the Retention Amount on the Change of Control Date.

(b)                                 Subject to the provisions of Section 4 below, Employee will be paid one-third of the Retention Amount on the day that is 90 calendar days immediately following the Change of Control Date.

(c)                                  Subject to the provisions of Section 4 below, Employee will be paid one-third of the Retention Amount on the day that is 180 calendar days immediately following the Change of Control Date.

3.                                       Payment of the Severance Amount; Other Severance Benefits.

(a)                                  If within two years following the Change in Control Date, Employee’s employment is terminated by the Company for any reason other than for Cause or is terminated by the Employee for Good Reason, the Company shall pay Employee the Severance Amount and any unpaid portion of the Retention Amount in cash within five (5) business days following the date of such termination.

(b)                                 If Employee is paid the Severance Amount and is eligible for and elects COBRA or state continuation of the Company’s health, dental and group life insurance benefits, the Company shall pay the COBRA Cost Supplement Payment simultaneously with its payment of the Severance Amount.

4.                                       Effect of Termination of Employment on Rights and Obligations under this Agreement.

(a)                                  If, prior to the Change of Control Date, the Company terminates Employee’s employment with the Company, with or without Cause, or Employee voluntarily terminates his or her employment, Employee shall have no rights and the Company shall have not obligations under this Agreement.

(b)                                 If Employee voluntarily terminates his or her employment during the first two years following the Change of Control Date other than for Good Reason, Employee will forfeit his or her right to receive (i) any portion of the Retention Amount not already paid, (ii) any Severance Amount and (iii) the COBRA Cost Supplement Payment.

5.                                       Amendment or Termination.

The Company reserves the authority, without Employees consent, to terminate or amend this Letter Agreement at any time after June 30, 2006 upon at least six months’ written notice specifying the date of termination or amendment; provided, however, that if a Change in Control occurs during the term of this Letter Agreement, no termination or amendment shall be effective earlier than the second anniversary of that Change in Control.

6.                                       Additional Terms and Conditions

This Agreement includes the additional terms and conditions on Schedule B hereto which are incorporated herein by reference.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

HECTOR COMMUNICATIONS CORPORATION

By

Employee

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SCHEDULE A

Definitions Applicable To The Change of Control Agreement

A.1                             Definition of “Cause”:

1.                                       The failure by Employee to use his or her best efforts to perform the material duties and responsibilities as an employee of the Company position or to comply with any material policy or directive the Company has in effect from time to time.

2.                                       Any act of the Employee which is harmful to the reputation, financial condition, business or business relationships of the Company, including, but not limited to, conduct which is inconsistent with federal or state law respecting harassment of, or discrimination against, any other Company employee.

3.                                       A material breach of Employee’s fiduciary responsibilities to the Company, such as embezzlement or misappropriation of the Company funds, business opportunities or properties, or to any customer, vendor, agent or employee of the Company.

4.                                       The Employee’s conviction of, or guilty plea or nolo contendere plea to a felony or any crime involving moral turpitude, fraud or misrepresentation.

5.                                       A material breach by the Employee of any material written agreement between the Employee and the Company.

A.2                             Definition of “Change in Control”:

Change in Control of the Company shall mean a change in control which would be required to be reported in response to Item 5.01 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement, including without limitation, if:

(i)                                     any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities (other than an entity owned 50% or greater by the Company or an employee pension plan for the benefit of the employees of the Company);
(ii)                                  there ceases to be a majority of the Board of Directors comprised of (A) individuals who, on the date of this Letter Agreement, constituted the Board of Directors of the Company; and (B) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office prior to a Change in Control; or
(iii)                               the Company disposes of at least 75% of its assets, other than (X) to an entity owned 50% or greater by the Company or any of its subsidiaries, or to an entity in which at least 50% of the voting equity securities are owned by the shareholders

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of the Company immediately prior to the disposition in substantially the same percentage or (Y) as a result of a bankruptcy proceeding, dissolution or liquidation of the Company.

A.3                             Definition of the “Company:

The “Company” means, collectively, Hector Communications Corporation and any subsidiary or affiliate of the Company for which the Employee provides services or from which Employee receives compensation.

A.4                             Definition of “Good Reason”:

“Good Reason” shall mean, without Employee’s express written consent, any of the following:

(i)                                     the assignment to Employee of any duties inconsistent with his or her status or position with the Company after the Change in Control Date or a substantial reduction after the Change in Control Date in the nature or status of Employee’s position or responsibilities from those in effect immediately prior to the Change in Control;
(ii)                                  a reduction by the Company of Employee’s base compensation in effect immediately prior to the Change in Control;
(iii)                               requiring Employee to be based anywhere outside of a [25] mile radius from the Employee’s principal place of employment on the Change of Control Date, except for required travel for Company business to any extent substantially consistent with the level of travel prior to the Change in Control;
(iv)                              the failure by the Company to continue to provide Employee with employee retirement and welfare benefits and fringe benefits, other than under any equity plan, at least as favorable to those in which Employee participated immediately prior to the Change in Control, the taking of any action which would, directly or indirectly, materially reduce any of such benefits or deprive Employee of any benefit enjoyed immediately prior to Change in Control, or the failure to provide Employee with the number of annual paid vacation days to which Employee was entitled immediately prior to the Change in Control; provided, however, the Company may amend any such program so long as such amendments do not taken as a whole materially reduce any such benefits or deprive Employee of any such benefit enjoyed immediately prior to Change in Control.
(v)                                 the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

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SCHEDULE B

Additional Terms Applicable to the Change of Control Agreement

B.1                               Employee at Will. Notwithstanding anything in the Change of Control Agreement (the “Agreement”) to the contrary, Employee is on the date hereof and from and after the date hereof shall continue to be an “employee at will”, and the Agreement is not a guaranty of employment, and the Company, before or after the Change of Control, may terminate Employee’s employment at any time with or without cause.
B.2                               Withholding. Amounts payable under the Agreement shall be subject to such deductions, withholdings and other payments that are required by law.
B.3                               Dispute Resolution. If any dispute between the parties arises out of the Agreement, such dispute shall be finally resolved before a court of competent jurisdiction in the county in which the Employee resides and the parties hereby consent to the jurisdiction of such court.
B.4                               Release. The Company may condition payment of the amounts and benefits due to Employee under Section 3 upon Employee’s execution and delivery to the Company of a general release (the terms of which shall be commercially reasonable) with respect to any and all claims against the Company and its officers, directors, employees, agents and shareholders.
B.5                               Assignment. The Agreement shall inure to the benefit of and shall be binding upon the successors and the assigns of the Company. The Agreement is personal to Employee and may not be assigned to any person.
B.6                               Severability. If any provision of the Agreement shall be found invalid by any court of competent jurisdiction, such findings shall not affect the validity of the other provisions hereof and the invalid provisions shall be deemed to have been severed here from.
B.7                               Applicable Law. The Agreement is entered into and executed in the State of Minnesota and shall be governed by the laws of such State.
B.8                               Counterparts. The Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
B.9                               Attorneys’ Fees. In the event either party hereto commences legal action to enforce the Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees, costs and expenses incurred in such action.

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